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                                                                    EXHIBIT 99.1

ARONEX PHARMACEUTICALS COMPLETES $8.1 MILLION PRIVATE PLACEMENT

THE WOODLANDS, Texas, April 18 /PRNewswire/ -- Aronex Pharmaceuticals, Inc. (Nasdaq National Market: ARNX), announced today that approximately $8.1 million was raised in its recent private placement. The Company sold units at $100,000 per unit. Each unit consisted of 36,364 shares of Aronex Pharmaceuticals common stock and a five-year warrant to purchase 12,121 shares of Aronex Pharmaceuticals common stock at an exercise price of $3.00 per share. Paramount Capital, Inc. acted as financial advisor.

The private placement was not registered under the Securities Act of 1933 and was made in reliance on exemptions from the registration requirements of the Securities Act. Shares of common stock may not be offered or sold by the purchasers of such shares without registration under the Securities Act or an applicable exemption from registration. The Company expects to file for registration of the shares under the Securities Act within thirty days of the closing.

Aronex Pharmaceuticals, Inc. is a biopharmaceutical company that develops and commercializes proprietary innovative medicines to treat cancer and infectious diseases. Aronex Pharmaceuticals currently has four products in clinical development, two of which (ATRAGEN(R) and Nyotran(R)) are in an advanced stage. For more information about Aronex Pharmaceuticals, please visit the Company's web site at http://www.aronex-pharm.com.